Exhibit 5.1

June 29, 2026

American Battery Materials Inc.

500 West Putnam Avenue, Suite 400

Greenwich, Connecticut 06830

Ladies and Gentlemen:

We are acting as counsel to American Battery Materials Inc., a Delaware corporation (the “Company”), in connection with (a) the offer and sale by the Company of (i) 3,327,273 shares (the “Offering Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) warrants (the “Offering Warrants”) to purchase up to an aggregate of 3,327,273 shares of Common Stock, (iii) 3,327,273 shares of Common Stock issuable upon exercise of the Offering Warrants, (iv) 499,091 shares of Common Stock issuable to the underwriters (the “Underwriters”) pursuant to the exercise of the Underwriters’ over-allotment option (the “Over-Allotment Shares” and, together with the Offering Shares, the “Shares”), (v) warrants to purchase up to an aggregate of 499,091 shares of Common Stock issuable to the Underwriters pursuant to the exercise of the Underwriters’ over-allotment option (the “Over-Allotment Warrants” and, together with the Offering Warrants, the “Warrants”), and (vi) 499,091 shares of Common Stock issuable upon exercise of the Over-Allotment Warrants (together with the shares of Common Stock issuable upon exercise of the Offering Warrants described in clause (ii), the “Warrant Shares”), pursuant to the Registration Statement on Form S-1 (File No. 333-277021), originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 12, 2024 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), and (b) the Underwriting Agreement between the Company and ThinkEquity LLC, as representative of the several Underwriters, relating to the Securities, the form of which has been filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”). The Shares, the Warrants and the Warrant Shares are referred to herein collectively as the “Securities.”

In connection with this opinion letter, we have examined (a) the Registration Statement and the prospectus included therein (the “Prospectus”) and all exhibits thereto, (b) the Certificate of Incorporation of the Company, as amended to date, (c) the Bylaws of the Company, as amended to date, (d) the form of Warrant, (e) the form of the Warrant Agency Agreement pursuant to which the Offering Warrants are to be issued, (f) the Underwriting Agreement, and (g) certain resolutions of the Board of Directors of the Company relating to the issuance, sale and registration of the Securities. In addition, we have examined and relied upon such corporate records of the Company, and have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals, the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete.

June 29, 2026

Based upon, subject to and limited by the foregoing, we are of the opinion that (1) the Shares have been duly authorized and will be validly issued, fully paid and non-assessable; (2)(a) when issued by the Company in accordance with and in the manner described in the Prospectus, the Offering Warrants, and (b) when issued by the Company in accordance with the Prospectus and the Underwriting Agreement, the Over-Allotment Warrants, will be legally binding obligations of the Company in accordance with their terms, except that with respect to the Warrants: (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (ii) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (3) the Warrant Shares have been duly authorized, and if, as and when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York. We do not express any opinion as to the effect of any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.

This letter speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We assume no obligation to revise or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP